[BCE INC. LOGO]

News Release
For immediate release

CRTC agrees to extend deadline

MONTREAL, Quebec, April 28, 2008 – BCE Inc. (TSX, NYSE: BCE) and the investor group led by Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan, Providence Equity Partners Inc., Madison Dearborn Partners, LLC and Merrill Lynch Global Private Equity, today announced that the Canadian Radio-television and Telecommunications Commission (CRTC) has agreed to extend the deadline for the filing of documents relating to the proposed acquisition of BCE to May 12, 2008.

“We continue to work with BCE to meet all the requirements for closing by the end of the second quarter,” said Jim Leech, President and CEO of the Ontario Teachers’ Pension Plan.

The documents are required by the CRTC in connection with its March 27 decision approving, subject to certain conditions, the change of effective control of BCE and its licensees. BCE expects the transaction to close before the end of the second quarter of 2008.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to the proposed privatization of BCE, legal proceedings related thereto and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions including, in particular, the inherent uncertainty regarding the conduct, outcome and timing of any litigation. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize.

The completion of the proposed privatization transaction is subject to a number of terms and conditions, including, without limitation: (i) satisfaction of the conditions to the approvals of the Canadian Radio-television and Telecommunications Commission and the Minister of Industry, (ii) resolution of the appeals filed by the debentureholders with regard to the plan of arrangement, and any related stay or injunction that would prevent closing pending resolution of such appeals, and (iii) certain termination rights available to the parties under the definitive agreement dated June 29, 2007, as amended, governing the terms of the transaction. The conditions to these approvals may not be satisfied, the other conditions to the transaction may not be satisfied in accordance with their terms, and/or the parties to the definitive agreement may exercise their termination rights, in which case the proposed privatization transaction could be modified, restructured or terminated, as applicable. Failure to complete the proposed privatization transaction could have a material adverse impact on the market price of BCE’s shares.

The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Additionally, we undertake no obligation to comment on expectations of, or statements made by, third parties in respect of the proposed privatization transaction. For additional information with respect to certain of these and other assumptions and risks, please refer to BCE’s 2007 annual MD&A dated March 5, 2008 included in the Bell Canada Enterprises 2007 Annual Report, as well as to the definitive agreement dated June 29, 2007, as amended, and BCE’s management proxy circular dated August 7, 2007, all filed by BCE with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov). These documents are also available on BCE’s website at www.bce.ca.

About BCE Inc.

BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. BCE also holds an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States.

For inquiries, please contact:

Pierre Leclerc Bell Canada, Media Relations 514 391-2007 1 877 391-2007	Thane Fotopoulos BCE, Investor Relations 514 870-4619 thane.fotopoulos@bell.ca

pierre.leclerc@bell.ca

Deborah Allan
Director, Communications and Media Relations
Ontario Teachers’ Pension Plan
(416) 730-5347
deborah_allan@otpp.com